Exhibit 4.2

Execution Version

FIFTH AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

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	5.12	JPMC Put Right	29
	5.13	Amex Put Right	29
	5.14	BHCA Voting Limitations and Protections	29
	5.15	Termination of Covenants	29

6.	Miscellaneous		30
	6.1	Successors and Assigns	30
	6.2	Governing Law	30
	6.3	Counterparts	30
	6.4	Titles and Subtitles	30
	6.5	Notices	31
	6.6	Amendments and Waivers	32
	6.7	Severability	32
	6.8	Aggregation of Stock	32
	6.9	Additional Investors	33
	6.10	Entire Agreement	33
	6.11	Dispute Resolution	33
	6.12	Delays or Omissions	34
	6.13	Acknowledgment	34

Schedule A	—	Schedule of Investors
Schedule B	—	Schedule of Key Holders

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FIFTH AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

THIS FIFTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”), is made as of the 27th day of April, 2020, by and among Toast, Inc., a Delaware corporation (the “Company”), and each of the investors listed on Schedule A hereto, each of which is referred to in this Agreement as an “Investor”, and each of the stockholders listed on Schedule B hereto, each of whom is referred to herein as a “Key Holder” and any additional Investor that becomes party to this Agreement in accordance with Section 6.9 hereof.

RECITALS

WHEREAS, the Company, the Key Holders and certain of the Investors (the “Prior Investors”) previously entered into a Fourth Amended and Restated Investors’ Rights Agreement dated as of February 14, 2020 (the “Prior Agreement”), in connection with the purchase of shares of Series F Preferred Stock of the Company, par value $0.000001 per share (“Series F Preferred Stock”);

WHEREAS, the Key Holders, the Prior Investors and the Company desire to induce certain of the Investors to purchase shares of Series F Preferred Stock, pursuant to the Series F Preferred Stock Purchase Agreement dated as of February 14, 2020 by and among the Company and certain of the Investors, as amended by that certain Amendment to Series F Preferred Stock Purchase Agreement dated as of the date hereof (as further amended from time to time, the “Purchase Agreement”) by amending and restating the Prior Agreement as set forth herein.

NOW, THEREFORE, the Company, the Key Holders and the Investors (including the Prior Investors) each hereby agree to amend and restate the Prior Agreement in its entirety as set forth herein, and the parties hereto further agree as follows:

1. Definitions. For purposes of this Agreement:

1.1 “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person or any venture capital, private equity or similar investment fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company or investment advisor (or sub-advisor) with, such Person.

1.2 “Bessemer Associates” means each of Horsley Bridge XIII Venture, L.P. and its Affiliates, Mousserena, L.P. and its Affiliates, Pathway Private Equity Fund XX-A, LP and its Affiliates, Pathway Private Equity Fund XVII-B, LP and its Affiliates, Pathway Private Equity Fund XXIII, LP and its Affiliates, Pathway Private Equity Fund XXIX, LP and its Affiliates, Pathway Private Equity Fund Investors 10, LP and its Affiliates, SMRS-TOPE LLC and its Affiliates, HarbourVest Partners XI Venture Fund L.P. and its Affiliates, and HarbourVest Partners XI Venture AIF L.P. and its Affiliates.

1.3 “Board of Directors” means the Company’s board of directors.

1.4 “Code” means the Internal Revenue Code of 1986, as amended.

1.5 “Common Stock” means shares of the Company’s common stock, par value $0.000001 per share.

1.6 “Competitor” means a person or entity engaged, directly or indirectly (including through any partnership, limited liability company, corporation, joint venture or similar arrangement (whether now existing or formed hereafter)) in the business of the Company, but shall not include (i) any financial investment firm or collective investment vehicle solely by virtue of its ownership (and/or its Affiliates’ ownership) of an equity interest of less than ten percent (10%) in any Competitor held solely for investment purposes, (ii) GV 2014, L.P., GV 2017, L.P. or any of their affiliated funds, solely as a result of any affiliation between such fund and Alphabet Inc. (including any Affiliate of Alphabet Inc.), or (iii) T. Rowe Price, or any of its advised or sub-advised funds or accounts and any representative of T. Rowe Price pursuant to Section 3.3(f), solely as a result of its ownership (and/or advised or sub-advised funds or accounts representative’s ownership) of an equity interest of less than ten percent (10%) in any Competitor held solely for investment purposes; provided, however, before treating any Investor as a Competitor for purposes of this Agreement by virtue of such Investor owning (and/or its Affiliates’ owning) an equity interest in another Person (as such, an “Affiliated Portfolio Company”), the Company shall have provided to the applicable Investor no less than ten (10) business days’ prior notice of its intent to treat such Investor as a Competitor as a result of its affiliation with such Affiliated Portfolio Company.

1.7 “Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

1.8 “Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants.

1.9 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.10 “Excluded Registration” means (i) a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

1.11 “FOIA Party” means a Person that, in the reasonable determination of the Board of Directors, may be subject to, and thereby required to disclose non-public information furnished by or relating to the Company under, the Freedom of Information Act, 5 U.S.C. 552 (“FOIA”), any state public records access law, any state or other jurisdiction’s laws similar in intent or effect to FOIA, or any other similar statutory or regulatory requirement.

1.12 “Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

1.13 “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits forward incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.14 “GAAP” means generally accepted accounting principles in the United States.

1.15 “Holder” means any holder of Registrable Securities who is a party to this Agreement.

1.16 “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including, adoptive relationships, of a natural person referred to herein.

1.17 “Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.

1.18 “IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.

1.19 “Key Employee” means Chris Comparato, Steve Fredette, Aman Narang, Jon Grimm and Tim Barash.

1.20 “Key Holder Registrable Securities” means (i) shares of Common Stock held by the Key Holders, and (ii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of such shares.

1.21 “Major Investor” means (i) Bessemer Venture Partners IX, L.P., Bessemer Venture Partners IX Institutional L.P., Bessemer Venture Partners Century Fund L.P., Bessemer Venture Partners Century Fund Institutional L.P. and any of their Affiliates that own Preferred Stock (together, “Bessemer Venture Partners”), for so long as such entities own, in the aggregate, at least 20% of the shares of Preferred Stock owned by such entities in the aggregate at the Initial Closing (as defined in the Purchase Agreement); (ii) GV 2014, L.P., GV 2017, L.P. and any of their Affiliates that own Preferred Stock (together, “GV”), for so long as such entities own, in the aggregate, at least 20% of the shares of Preferred Stock owned by such entities in the aggregate on June 27, 2018; (iii) Steve Papa, for so long as he owns at least 20% of the shares of Preferred Stock owned by him on June 27, 2018; (iv) Raging Capital Master Fund, Ltd. and any of its Affiliates that own Preferred Stock (together, “Raging Capital”), for so long as such entities own, in the aggregate, at least 20% of the shares of Preferred Stock owned by such entities in the aggregate on June 27, 2018; (v) Generation IM Climate Solutions Fund II, L.P. and any of its Affiliates that own Preferred Stock (together, “GIM”), for so long as such entities own, in the aggregate, at least 20% of the shares of Preferred Stock owned by such entities in the aggregate on June 27, 2018; (vi) Lead Edge Capital III, LP and any of its Affiliates that own Preferred Stock (together, “LEC”), for so long as such entities own, in the aggregate, at least 20% of the shares of Preferred Stock owned by such entities in the aggregate on June 27, 2018; (vii) each T. Rowe Price Investor for so long as T. Rowe Price Investors collectively own, in the aggregate, at least 20% of the shares of Preferred Stock owned by T. Rowe Price Investors in the aggregate at the Initial Closing (as defined in the Purchase Agreement); (viii) TCV X, L.P., TCV X (A), L.P., TCV X (B), L.P. and TCV X Member Fund, L.P. and any of their Affiliates that own Preferred Stock (together, “TCV”), for so long as such entities own, in the aggregate, at least 20% of the shares of Preferred Stock owned by such entities in the aggregate at the Initial Closing (as defined in the Purchase Agreement); (ix) Tiger Global PIP 10 LLC and any of its Affiliates that own Preferred Stock (together, “Tiger”), for so long as such entities own, in the aggregate, at least 20% of the shares of Preferred Stock owned by such entities in the aggregate at the Initial Closing (as defined in the Purchase Agreement); (x) each Bessemer Associate that owns Preferred Stock, for so long as such Bessemer Associate owns, in the aggregate, at least 80% of the shares of Preferred Stock owned by such Bessemer Associate in the aggregate at the Initial Closing (as defined in the Purchase Agreement) (and, for the avoidance of doubt, the shares of Preferred Stock owned by each Bessemer Associate shall not be aggregated for purposes of this Subsection 1.21); (xi) TPG Tech Adjacencies Tasteful, L.P. and any of its Affiliates that own Preferred Stock (together, “TPG”), for so long as such entities own, in the aggregate, at least 80% of the shares of Preferred Stock owned by such entities in the aggregate at the Initial Closing (as defined in the Purchase Agreement); (xii) Greenoaks Capital Opportunities Fund II LP, Greenoaks Capital MS LP—Kubrick Series and any of their Affiliates that own Preferred Stock (together, “Greenoaks”), for so long as such entities own, in the aggregate, at least 80% of the shares of Preferred Stock owned by such entities in the aggregate at the Initial Closing (as defined in the Purchase Agreement); and (xiii) each Person to whom the rights of a Major Investor are assigned pursuant to Subsection 6.1.

1.22 “New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

1.23 “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.24 “Preferred Stock” means, collectively, shares of the Company’s Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock.

1.25 “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Preferred Stock; (ii) any Common Stock, or any Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, acquired by the Investors; (iii) the Key Holder Registrable Securities, provided, however, that such Key Holder Registrable Securities shall not be deemed Registrable Securities and the Key Holders shall not be deemed Holders for the purposes of Subsections 2.1, 2.10, 3.1, 3.2, 4.1 and 6.6; and (iv) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i) and (ii) above; excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Subsection 6.1, and excluding for purposes of Section 2 any shares for which registration rights have terminated pursuant to Subsection 2.13 of this Agreement.

1.26 “Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.

1.27 “Restricted Securities” means the securities of the Company required to be notated with the legend set forth in Subsection 2.12(b) hereof.

1.28 “SEC” means the Securities and Exchange Commission.

1.29 “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

1.30 “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

1.31 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.32 “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Subsection 2.6.

1.33 “Series A Preferred Stock” means shares of the Company’s Series A Preferred Stock, par value $0.000001 per share.

1.34 “Series B Preferred Stock” means shares of the Company’s Series B Preferred Stock, par value $0.000001 per share.

1.35 “Series C Preferred Stock” means shares of the Company’s Series C Preferred Stock, par value $0.000001 per share.

1.36 “Series D Preferred Stock” means shares of the Company’s Series D Preferred Stock, par value $0.000001 per share.

1.37 “Series E Preferred Stock” means shares of the Company’s Series E Preferred Stock, par value $0.000001 per share.

1.38 “T. Rowe Price” means T. Rowe Price Associates, Inc. and any successor or affiliated registered investment advisor to the T. Rowe Price Investors.

1.39 “T. Rowe Price Investors” means the Investors that are advisory or sub-advisory clients of T. Rowe Price with respect to holding shares of the Company. For the sake of clarity, as of the date hereof, the T. Rowe Price Investors are indicated on Schedule A hereto.

2. Registration Rights. The Company covenants and agrees as follows:

2.1 Demand Registration.

(a) Form S-1 Demand. If at any time after one hundred eighty (180) days after the effective date of the registration statement for the IPO, the Company receives a request from Holders of a majority of the Registrable Securities then outstanding, excluding Amex (as defined below) and its BHCA Transferees (as defined in the Certificate of Incorporation (as defined below)), that the Company file a Form S-1 registration statement with respect to at least forty percent (40%) of the Registrable Securities then outstanding (or a lesser percent if the anticipated aggregate offering price, net of Selling Expenses, would exceed $15 million), then the Company shall (x) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (y) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Subsections 2.1(c) and 2.3.

(b) Form S-3 Demand. If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from Holders of at least thirty percent (30%) of the Registrable Securities then outstanding that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least $5 million, then the Company shall (i) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Subsections 2.1(c) and 2.3.

(c) Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Subsection 2.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Board of Directors it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than ninety (90) days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than once in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such ninety (90) day period other than an Excluded Registration.

(d) The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 2.1(a) (i) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected one registration pursuant to Subsection 2.1(a); or (iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Subsection 2.1(b). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 2.1(b) (i) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected one registration pursuant to Subsection 2.1(b) within the twelve (12) month period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Subsection 2.1(d) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Subsection 2.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Subsection 2.1(d).

2.2 Company Registration. If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Holders) any of its Common Stock under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Subsection 2.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Subsection 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Subsection 2.6.

2.3 Underwriting Requirements.

(a) If, pursuant to Subsection 2.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Subsection 2.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Subsection 2.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Subsection 2.3, if the managing underwriter advises the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares.

(b) In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Subsection 2.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares. Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering, (ii) the number of Registrable Securities included in the offering be reduced below twenty percent (20%) of the total number of securities included in such offering, unless such offering is the IPO, in which case the selling Holders may be excluded further if the underwriters make the determination described above and no other stockholder’s securities are included in such offering or (iii) notwithstanding (ii) above, any Registrable Securities which are not Key Holder Registrable Securities be excluded from such underwriting unless all Key Holder Registrable Securities are first excluded from such offering. For purposes of the provision in this Subsection 2.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.

(c) For purposes of Subsection 2.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Subsection 2.3(a), fewer than fifty percent (50%) of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

2.4 Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, excluding Amex and its BHCA Transferees, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120) day period shall be extended for up to forty-five (45) days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(b) prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c) furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d) use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f) use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h) promptly make available for inspection by the selling Holders, any underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i) notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(j) after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

In addition, the Company shall ensure that, at all times after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, its insider trading policy shall provide that the Company’s directors may implement a trading program under Rule 10b5-1 of the Exchange Act.

2.5 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

2.6 Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements, not to exceed $50,000 of one counsel for the selling Holders (“Selling Holder Counsel”), shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Subsection 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Subsections 2.1(a) or 2.1(b), as the case may be; provided further that if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Subsections 2.1(a) or 2.1(b). All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

2.7 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8 Indemnification. If any Registrable Securities are included in a registration statement under this Section 2:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, and, with respect to each T. Rowe Price Investor, T. Rowe Price, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(b) To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Subsections 2.8(b) and 2.8(d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

(c) Promptly after receipt by an indemnified party under this Subsection 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Subsection 2.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Subsection 2.8, to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Subsection 2.8.

(d) To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either: (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Subsection 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Subsection 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Subsection 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Subsection 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Subsection 2.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Subsection 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

2.9 Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

(a) make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO;

(b) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company; and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

2.10 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the outstanding shares of Preferred Stock, excluding Amex and its BHCA Transferees, consenting as a single class on an as-converted basis, enter into any agreement with any holder or prospective holder of any securities of the Company that (i) would provide to such holder the right to include securities in any registration on other than on a subordinate basis after all Holders have had the opportunity to include in the registration and offering all shares of Registrable Securities that they wish to so include; or (ii) allow such holder or prospective holder to initiate a demand for registration of any securities held by such holder or prospective holder; provided that this limitation shall not apply to Registrable Securities acquired by any additional Investor that becomes a party to this Agreement in accordance with Subsection 6.9.

2.11 “Market Stand-off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the registration by the Company of shares of its Common Stock or any other equity securities under the Securities Act on a registration statement on Form S-1 or Form S-3, and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days in the case of the IPO, or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports, and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2241 or any successor provisions or amendments thereto, or, if approved by holders of a majority of the Registrable Securities (other than the Key Holder Registrable Securities), ninety (90) days in the case of any registration other than the IPO, or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2241, or any successor provisions or amendments thereto), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock held by such Holder immediately prior to the effectiveness of the registration statement for the IPO (other than those included in the registration), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Subsection 2.11 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, or the transfer of any shares to any trust for the direct or indirect benefit of the Holder or the immediate family of the Holder, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, and shall be applicable to the Holders only if all officers and directors are subject to the same restrictions and the Company uses commercially reasonable efforts to obtain a similar agreement from all stockholders individually owning more than one percent (1%) of the Company’s outstanding Common Stock (after giving effect to conversion into Common Stock of all outstanding Preferred Stock). The underwriters in connection with such registration are intended third-party beneficiaries of this Subsection 2.11 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Subsection 2.11 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Holders subject to such agreements, based on the number of shares subject to such agreements, after giving effect to relative rights of priority in regards to “cut-backs” as set forth in this Agreement (the “Pro Rata Amount”); provided, however, that no such pro rata waiver or termination will be triggered (x) in connection with a discretionary waiver or termination in connection with any primary and/or secondary follow-on public offering of shares of Common Stock pursuant to a registration statement on Form S-1 (a “Follow-on Offering”) that is filed with the SEC during the period in which the restrictions of any or all such agreements by the Company or the underwriters apply so long as such Holder has been given the opportunity to participate in such Follow-on Offering on the same terms (including, for the avoidance of doubt, with respect to its Pro Rata Amount) as any other Holders participating in such Follow-on Offering or (y) if the representative(s) of the underwriters in its or their sole judgment determines that a Holder should be granted an early release from any or all of such lock-up agreements due to circumstances of emergency or hardship (provided, that, such releases (whether in one or multiple releases) under this clause (y) shall not in the aggregate result in the release of more than one percent (1%) of the outstanding shares of Common Stock prior to the IPO (calculated on an as-converted, fully diluted basis and as of the close of business on the date of the final prospectus relating to the IPO filed with the SEC) originally subject to a substantially similar lock-up agreement). Notwithstanding anything herein to the contrary, the foregoing provisions of this Subsection 2.11 shall not apply to any shares purchased in (i) the IPO, (ii) any registered offering following the IPO or (iii) the secondary market following effectiveness of the registration statement relating to the IPO or any registered offering following the IPO.

Notwithstanding anything in this Agreement, none of the provisions of this Agreement shall in any way limit JP Morgan Chase & Co. or any of its Affiliates from (a) engaging in any brokerage, investment advisory, financial advisory, anti-raid advisory, principaling, merger advisory, financing, asset management, trading, market making, arbitrage, investment activity and other similar activities conducted in the ordinary course of its business, provided, however, that this clause (a) shall not relieve JPMC Strategic Investments I Corporation (“JPMC”) or any Affiliate of JPMC to whom JPMC transferred any Registrable Securities of its obligation to protect proprietary and confidential information of the Company in accordance with this Agreement, or (b) entering into a transaction described in clause (i) or (ii) of the preceding paragraph with respect to any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock acquired by JPMC (or any Affiliate of JPMC that holds any Registrable Securities) following the effective date of the first registration statement of the Company covering Common Stock (or other securities) to be sold on behalf of the Company in an underwritten public offering; provided that clause (b) hereof shall not relieve JPMC (or any Affiliate of JPMC to whom JPMC transferred any Registrable Securities prior to the IPO) of its obligation to refrain from entering into any transaction described in clause (i) or (ii) in the preceding paragraph in accordance with this Section 2.11 with respect to the shares of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock acquired by JPMC (or such Affiliate of JPMC) prior to the effective date of the first registration statement of the Company.

2.12 Restrictions on Transfer.

(a) The Preferred Stock and the Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Preferred Stock and the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

(b) Each certificate, instrument, or book entry representing (i) the Preferred Stock, (ii) the Registrable Securities, and (iii) any other securities issued in respect of the securities referenced in clauses (i) and (ii), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Subsection 2.12(c)) be notated with a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Subsection 2.12.

(c) The holder of such Restricted Securities, by acceptance of ownership thereof, agrees to comply in all respects with the provisions of this Section 2. Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company (it being understood that internal securities counsel of T. Rowe Price shall be deemed acceptable for transfers by any T. Rowe Price Investor), addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company. The Company will not require such a legal opinion or “no action” letter (x) in any transaction in compliance with SEC Rule 144; or (y) in any transaction in which such Holder distributes Restricted Securities to an Affiliate of such Holder for no consideration; provided that each transferee agrees in writing to be subject to the terms of this Subsection 2.12. Each certificate, instrument, or book entry representing the Restricted Securities transferred as above provided shall be notated with, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Subsection 2.12(b), except that such certificate instrument, or book entry shall not be notated with such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

(d) The Company shall be obligated to reissue promptly unlegended certificates at the request of any Holder thereof if the Company has completed its IPO or in connection with a sale of Registrable Securities by a Holder pursuant to Rule 144 and the Holder shall have obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company (it being understood that internal securities counsel of T. Rowe Price shall be deemed acceptable for transfers by any T. Rowe Price Investor) to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification and legend.

2.13 Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Subsections 2.1 or 2.2 shall terminate upon the earliest to occur of:

(a) the closing of a Deemed Liquidation Event, as such term is defined in the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”);

(b) such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s shares without limitation during a three-month period without registration; and

(c) the third anniversary of the IPO.

2.14 Deemed Underwriter. The Company agrees that, if as a result of its holding of Registrable Securities, JPMC (or one of JPMC’s Affiliates) could reasonably be deemed to be an “underwriter,” as defined in Section 2(a)(11) of the Securities Act, in connection with any registration of the Company’s securities pursuant to this Agreement, and any amendment or supplement thereof (based on the advice of counsel to JPMC) (any such registration statement or amendment or supplement an “Underwriter Registration Statement”), then the Company will cooperate reasonably with JPMC in allowing them to conduct customary “underwriter’s due diligence” with respect to the Company and satisfy its obligations in respect thereof. In addition, at JPMC’s request, the Company will furnish to JPMC on the date of the effectiveness of any Underwriter Registration Statement and thereafter from time to time on such dates as JPMC may reasonably request (i) a letter, dated such date, from the Company’s independent certified public accountants in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to JPMC and (ii) an opinion, dated as of such date, of counsel representing the Company for purposes of such Underwriter Registration Statement, in form, scope and substance as is customarily given in an underwritten public offering, including, without limitation, a standard “10b-5” opinion for such offering, addressed to JPMC. The Company will also permit legal counsel to JPMC to review and comment upon any such Underwriter Registration Statement at least five (5) business days prior to its filing with the SEC and all amendments and supplements to any such Underwriter Registration Statement within a reasonable number of days prior to their filing with the SEC, and not file any Underwriter Registration Statement or amendment or supplement thereto in a form to which JPMC’s legal counsel reasonably and timely objects.

3. Information and Observer Rights.

3.1 Delivery of Financial Statements. The Company shall deliver to each Major Investor, provided that the Board of Directors has not reasonably determined that such Major Investor is a Competitor of the Company:

(a) as soon as practicable, but in any event within one hundred eighty (180) days after the end of each fiscal year of the Company (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and a comparison between (x) the actual amounts as of and for such fiscal year and (y) the comparable amounts for the prior year and as included in the Budget (as defined in Section 3.1(d) hereof) for such year, with an explanation of any material differences between such amounts and a schedule as to the sources and applications of funds for such year, and (iii) a statement of stockholders’ equity as of the end of such year, all such financial statements prepared in accordance with GAAP and audited and certified by independent public accountants of regionally recognized standing selected by the Company (provided, however, that, notwithstanding the foregoing, such audited financial statements for the fiscal year ended December 31, 2019 shall be delivered prior to September 30, 2020);

(b) as soon as practicable, but in any event within forty-five (45) days of the end of each quarter of each fiscal year of the Company, unaudited statements of income and cash flows for such fiscal quarter, and an unaudited balance sheet as of the end of such fiscal quarter, all prepared in accordance with GAAP and including unaudited income statements and balance sheets presented on a monthly basis (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(c) as soon as practicable, but in any event within forty-five (45) days of the end of each quarter of each fiscal year of the Company, a detailed capitalization of the Company as of a recent date, including a list of the Company’s outstanding convertible debt securities (which shall include the face amount, issue date, maturity date, interest rate, conversion discount, change of control premium and valuation cap to the extent applicable);

(d) as soon as practicable, but in any event thirty (30) days before the end of each fiscal year, a budget and business plan for the next fiscal year (collectively, the “Budget”), approved by the Board of Directors and prepared on a monthly basis, including balance sheets, income statements, and statements of cash flow for such months and, promptly after prepared, any other budgets or revised budgets prepared by the Company; and

(e) such other information relating to the financial condition, business, prospects, or corporate affairs of the Company as any Major Investor may from time to time reasonably request; provided, however, that the Company shall not be obligated under this Subsection 3.1 to provide information (i) that the Company reasonably determines in good faith to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in a form acceptable to the Company), or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

Notwithstanding anything else in this Subsection 3.1 to the contrary, the Company may cease providing the information set forth in this Subsection 3.1 during the period starting with the date sixty (60) days before the Company’s good-faith estimate of the date of filing of a registration statement if it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Subsection 3.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

3.2 Inspection. The Company shall permit each Major Investor (provided that the Board of Directors has not reasonably determined that such Major Investor is a Competitor of the Company), at such Major Investor’s expense, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Subsection 3.2 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

3.3 Observer Rights.

(a) As long as Steve Fredette is an employee (but not a member of the Board of Directors) of the Company and owns greater than one percent (1%) of the shares of the Company’s Common Stock (after giving effect to conversion into Common Stock of all outstanding securities), the Company shall invite Steve Fredette to attend all meetings of the Board of Directors in a nonvoting observer capacity and, in this respect, shall give such observer copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such observer shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such observer from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel.

(b) As long as Aman Narang is an employee (but not a member of the Board of Directors) of the Company and owns greater than one percent (1%) of the shares of the Company’s Common Stock (after giving effect to conversion into Common Stock of all outstanding securities), the Company shall invite Aman Narang to attend all meetings of the Board of Directors in a nonvoting observer capacity and, in this respect, shall give such observer copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such observer shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such observer from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel.

(c) As long as Jonathan Grimm is an employee (but not a member of the Board of Directors) of the Company and owns greater than one percent (1%) of the shares of the Company’s Common Stock (after giving effect to conversion into Common Stock of all outstanding securities), the Company shall invite Jonathan Grimm to attend all meetings of the Board of Directors in a nonvoting observer capacity and, in this respect, shall give such observer copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such observer shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such observer from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel.

(d) As long as GIM owns not less than 895,416 shares of the Series C Preferred Stock (or an equivalent amount of Common Stock issued upon conversion thereof), the Company shall invite a representative of GIM to attend all meetings of the Board of Directors and committee meetings (including executive sessions) in a nonvoting observer capacity in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold all information so provided in confidence on the same basis as if such information had been provided directly to GIM; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if (i) access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel and the Company has withheld any such information from, or excluded from any such meeting or portion thereof, all Persons invited to attend the meetings of the Board of Directors pursuant to this Subsection 3.3 or (ii) if such Investor or its representative is, as determined by the Board of Directors reasonably and in good faith, a Competitor of the Company. Such representative shall initially be Lila Preston.

(e) As long as LEC owns not less than 716,333 shares of the Series C Preferred Stock (or an equivalent amount of Common Stock issued upon conversion thereof), the Company shall invite a representative of LEC to attend all meetings of the Board of Directors and committee meetings (including executive sessions) in a nonvoting observer capacity in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold all information so provided in confidence on the same basis as if such information had been provided directly to LEC; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if (i) access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel and the Company has withheld any such information from, or excluded from any such meeting or portion thereof, all Persons invited to attend the meetings of the Board of Directors pursuant to this Subsection 3.3 or (ii) if such Investor or its representative is, as determined by the Board of Directors reasonably and in good faith, a Competitor of the Company. Such representative shall initially be Brian Neider.

(f) As long as T. Rowe Price Investors collectively own not less than 889,813 shares of Series D Preferred Stock (or the equivalent amount of Common Stock issued upon conversion thereof), the Company shall invite a representative of T. Rowe Price to attend all meetings of the Board of Directors and committee meetings (including executive sessions) in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold all information so provided in confidence on the same basis as if such information had been provided directly to T. Rowe Price; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if (i) access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel and the Company has withheld any such information from, or excluded from any such meeting or portion thereof, all Persons invited to attend the meetings of the Board of Directors pursuant to this Subsection 3.3 or (ii) if T. Rowe Price or its representative is, as determined by the Board of Directors reasonably and in good faith, a Competitor of the Company. Such representative shall initially be Anouk Dey.

3.4 Termination of Information and Observer Rights. The covenants set forth in Subsection 3.1, Subsection 3.2 and Subsection 3.3 shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon a Deemed Liquidation Event, as such term is defined in the Certificate of Incorporation, resulting in proceeds to the Investors paid solely in cash or publicly traded securities on a nationally recognized securities exchange or marketplace (e.g., the New York Stock Exchange and the Nasdaq Stock Market), whichever event occurs first.

3.5 Confidentiality. Each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Subsection 3.5 by such Investor), (b) is or has been independently developed or conceived by the Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, investment advisors and sub-advisors (or any employee, representative, attorney, accountant or consultant of such Person) and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Registrable Securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Subsection 3.5; (iii) to any existing Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Investor (or any employee or representative of any of the foregoing) in the ordinary course of business, provided that such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; (iv) as may otherwise be required by law, legal process or request of a governmental or regulatory authority (including pursuant to the rules of a securities exchange); or (v) to voluntarily report such information to a regulatory authority (including pursuant to the rules of a securities exchange), provided that the Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure. Notwithstanding the foregoing, each Investor may identify the Company and the value of such Investor’s security holdings in the Company in accordance with applicable investment reporting and disclosure regulations and respond to routine examinations, demands, requests or reporting requirements of a regulator without prior notice to or consent from the Company. For the avoidance of doubt, nothing in this Subsection 3.5 shall prohibit each Investor’s use of the Company’s name and other non-confidential information for marketing and other purposes (including indicating the Company’s status as a portfolio company of such Investor).

4. Rights to Future Stock Issuances.

4.1 Right of First Offer. Subject to the terms and conditions of this Subsection 4.1 and applicable securities laws, if the Company proposes to offer or sell any New Securities, the Company shall first offer such New Securities to each Major Investor. A Major Investor shall be entitled to apportion the right of first offer hereby granted to it in such proportions as it deems appropriate, among (i) itself, (ii) its Affiliates and (iii) its beneficial interest holders, such as limited partners, members or any other Person having “beneficial ownership,” as such term is defined in Rule 13d-3 promulgated under the Exchange Act, of such Major Investor (“Investor Beneficial Owners”); provided that each such Affiliate or Investor Beneficial Owner (x) is not a Competitor or FOIA Party, unless such party’s purchase of New Securities is otherwise consented to by the Board of Directors, (y) agrees to enter into this Agreement and each of the Fourth Amended and Restated Voting Agreement and Fourth Amended and Restated Right of First Refusal and Co-Sale Agreement, each, of even date herewith and among the Company, the Investors and the other parties named therein, as an “Investor” under each such agreement (provided that any Competitor or FOIA Party shall not be entitled to any rights as a Major Investor under Subsections 3.1, 3.2 and 4.1 hereof), and (z) agrees to purchase at least such number of New Securities as are allocable hereunder to the Major Investor holding the fewest number of Preferred Stock and any other Derivative Securities.

(a) The Company shall give notice (the “Offer Notice”) to each Major Investor, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(b) By notification to the Company within twenty (20) days after the Offer Notice is given, each Major Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Common Stock then held by such Major Investor (including all shares of Common Stock then issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held by such Major Investor) bears to the total Common Stock of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all Preferred Stock and other Derivative Securities). The closing of any sale pursuant to this Subsection 4.1(b) shall occur within the later of ninety (90) days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Subsection 4.1(c).

(c) If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Subsection 4.1(b), the Company may, during the ninety (90) day period following the expiration of the periods provided in Subsection 4.1(b), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Major Investors in accordance with this Subsection 4.1.

(d) The right of first offer in this Subsection 4.1 shall not be applicable to (i) Exempted Securities (as defined in the Certificate of Incorporation); (ii) shares of Common Stock issued in the IPO and (iii) the issuance of shares of Series F Preferred Stock to Additional Purchasers (as defined in the Purchase Agreement) pursuant to Subsection 1.3 of the Purchase Agreement.

(e) Notwithstanding any provision hereof to the contrary, in lieu of complying with the provisions of this Subsection 4.1, the Company may elect to give notice to the Major Investors within thirty (30) days after the issuance of New Securities. Such notice shall describe the type, price, and terms of the New Securities. Each Major Investor shall have twenty (20) days from the date notice is given to elect to purchase up to the number of New Securities that would, if purchased by such Major Investor, maintain such Major Investor’s percentage-ownership position, calculated as set forth in Subsection 4.1(b) before giving effect to the issuance of such New Securities. The closing of such sale shall occur within sixty (60) days of the date notice is given to the Major Investors.

4.2 Termination. The covenants set forth in Subsection 4.1 shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, (ii) upon the listing of the Common Stock on a nationally-recognized securities exchange or marketplace (e.g., the New York Stock Exchange and the Nasdaq Stock Market), or (iii) upon a Deemed Liquidation Event, as such term is defined in the Certificate of Incorporation, whichever event occurs first.

5. Additional Covenants.

5.1 Insurance. The Company shall maintain Directors and Officers liability insurance in an amount and on terms and conditions satisfactory to the Board of Directors, and will use commercially reasonable efforts to cause such insurance policies to be maintained until such time as the Board of Directors determines that such insurance should be discontinued. The Company shall annually, within one hundred twenty (120) days after the end of each fiscal year of the Company, deliver to the Major Investors a certification that such a Directors and Officers liability insurance policy remains in effect.

5.2 Employee Agreements. Unless otherwise approved by the Board of Directors, the Company will cause (i) each person now or hereafter employed by it or by any subsidiary (or engaged by the Company or any subsidiary as a consultant/independent contractor) with access to confidential information and/or trade secrets to enter into a nondisclosure and proprietary rights assignment agreement; and (ii) each Key Employee and any executive to enter into a one (1) year noncompetition and nonsolicitation agreement, substantially in the form approved by the Board of Directors. In addition, the Company shall not amend, modify, terminate, waive, or otherwise alter, in whole or in part, any of the above-referenced agreements or any restricted stock agreement between the Company and any employee, without the consent of the Board of Directors.

5.3 Employee Stock. Unless otherwise approved by the Board of Directors (or a committee thereof), all future employees and consultants of the Company who purchase, receive options to purchase, or receive awards of shares of the Company’s capital stock after the date hereof shall be required to execute restricted stock or option agreements, as applicable, providing for (i) vesting of shares over a five (5) year period, with the first twenty percent (20%) of such shares vesting following twelve (12) months of continued employment or service, and the remaining shares vesting in equal monthly installments over the following forty-eight (48) months, and (ii) a market stand-off provision substantially similar to that in Subsection 2.11. In addition, unless otherwise approved by the Board of Directors, (i) the Company shall retain a “right of first refusal” on employee transfers until the Company’s IPO and shall have the right to repurchase unvested shares at cost upon termination of employment of a holder of restricted stock and (ii) no equity awards to employees or consultants shall provide for accelerated vesting upon specified events.

5.4 Board Matters. Unless otherwise determined by the vote of a majority of the directors then in office, the Board of Directors shall meet at least quarterly in accordance with an agreed-upon schedule, except as otherwise determined by the Board of Directors. The Company shall reimburse the nonemployee directors for all reasonable out-of-pocket travel expenses incurred (consistent with the Company’s travel policy) in connection with attending meetings of the Board of Directors. Each non-employee director appointed by Bessemer Venture Partners, GIM, LEC and TCV shall be entitled in such person’s discretion to be a member of any Board committee.

5.5 Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately before such transaction, whether such obligations are contained in this Agreement, an indemnification agreement with the Company, the Company’s Bylaws, the Certificate of Incorporation, or elsewhere, as the case may be.

5.6 Indemnification Matters. The Company hereby acknowledges that one (1) or more of the directors nominated to serve on the Board of Directors by the Investors (each a “Fund Director”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more of the Investors and certain of their Affiliates (collectively, the “Fund Indemnitors”). The Company hereby agrees (a) that it is the indemnitor of first resort (i.e., its obligations to any such Fund Director are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Fund Director are secondary), (b) that it shall be required to advance the full amount of expenses incurred by such Fund Director and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of any such Fund Director to the extent legally permitted and as required by the Company’s Certificate of Incorporation or Bylaws of the Company (or any agreement between the Company and such Fund Director), without regard to any rights such Fund Director may have against the Fund Indemnitors, and (c) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of any such Fund Director with respect to any claim for which such Fund Director has sought indemnification from the Company shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Fund Director against the Company.

5.7 Expenses of Counsel. In the event of a transaction which is a Sale of the Company (as defined in the Fourth Amended and Restated Voting Agreement of even date herewith among the Investors, the Company and the other parties thereto), the reasonable fees and disbursements, not to exceed $50,000, of one counsel for the Major Investors (“Investor Counsel”), in their capacities as stockholders, shall be borne and paid by the Company. At the outset of considering a transaction which, if consummated would constitute a Sale of the Company, the Company shall obtain the ability to share with the Investor Counsel (and such counsel’s clients) and shall share the confidential information (including, without limitation, the initial and all subsequent drafts of memoranda of understanding, letters of intent and other transaction documents and related noncompete, employment, consulting and other compensation agreements and plans) pertaining to and memorializing any of the transactions which, individually or when aggregated with others would constitute the Sale of the Company. The Company shall be obligated to share (and cause the Company’s counsel and investment bankers to share) such materials with Investor Counsel when distributed to the Company’s executives and/or any one or more of the other parties to such transaction(s). In the event that Investor Counsel deems it appropriate, in its reasonable discretion, to enter into a joint defense agreement or other arrangement to enhance the ability of the parties to protect their communications and other reviewed materials under the attorney client privilege, the Company shall, and shall direct its counsel to, execute and deliver to Investor Counsel and its clients such an agreement in form and substance reasonably acceptable to Investor Counsel. In the event that one or more of the other party or parties to such transactions require the clients of Investor Counsel to enter into a confidentiality agreement and/or joint defense agreement in order to receive such information, then the Company shall share whatever information can be shared without entry into such agreement and shall, at the same time, in good faith work expeditiously to enable Investor Counsel and its clients to negotiate and enter into the appropriate agreement(s) without undue burden to the clients of Investor Counsel.

5.8 Right to Conduct Activities. The Company hereby agrees and acknowledges that Bessemer Venture Partners, GIM, LEC, T. Rowe Price and the T. Rowe Price Investors, GV, Raging Capital, TCV, TPG, Durable Capital Master Fund LP (“Durable”), JPMC, Tiger and American Express Travel Related Services Company, Inc. (“Amex”), and their affiliated advisors and funds, are professional investment managers and/or funds, and as such, invest in numerous portfolio companies, some of which may be deemed competitive with the Company’s business (as conducted or proposed to be conducted). None of Bessemer Venture Partners, GIM, LEC, the T. Rowe Price Investors, GV, Raging Capital, TCV, TPG, Durable, JPMC, Tiger, Amex or any of their Affiliates (including affiliated advisors and funds) shall be liable to the Company for any claim arising out of, or based upon, (i) the investment by Bessemer Venture Partners, GIM, LEC, the T. Rowe Price Investors, GV, Raging Capital, TCV, TPG, Durable, JPMC, Tiger or Amex, or any Affiliated funds, in any entity competitive to the Company, or (ii) actions taken by any advisor, sub-advisor, partner, officer or other representative of Bessemer Venture Partners, GIM, LEC, T. Rowe Price Investors, GV, Raging Capital, TCV, TPG, Durable, JPMC, Tiger or Amex, or any Affiliated advisor or fund, to assist any such competitive company, whether or not such action was taken as a board member of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company; provided, however, that the foregoing shall not relieve (x) any of the Investors from liability associated with the unauthorized disclosure of the Company’s confidential information obtained pursuant to this Agreement, or (y) any member of the Board of Directors from any liability associated with his or her fiduciary duties to the Company.

5.9 No Investment Company. Neither the Company nor any subsidiary of the Company shall become an “investment company” within the meaning of the Investment Company Act of 1940, as amended. In the event the Company or any subsidiary breaches the foregoing, the Company shall promptly notify the Investors and take prompt corrective action to remedy such breach.

5.10 FCPA. The Company shall not, and shall not permit any of its subsidiaries or Affiliates or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents to, promise, authorize or make any payment to, or otherwise contribute any item of value, directly or indirectly, to any third party, including any Non-U.S. Official (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), in each case, in violation of the FCPA, the U.K. Bribery Act 2010 (the “U.K. Bribery Act”) or any other applicable anti-bribery or anti-corruption law. The Company shall, and shall cause each of its subsidiaries and Affiliates to, cease all of its or their respective activities, as well as remediate any actions taken by the Company, its subsidiaries or Affiliates, or any of their respective directors, officers, managers, employees, independent contractors, representatives or agents in violation of the FCPA, the U.K. Bribery Act or any other applicable anti-bribery or anti-corruption law.

5.11 OFAC. The Company shall, and shall endeavor, using all reasonable efforts, to ensure that all of its directors, officers and employees shall, comply with the applicable regulations of the Office of Foreign Assets Control under the United States Department of the Treasury (“OFAC”) and that neither the Company nor its directors, officers, or employees, as duly authorized representatives of the Company, become a OFAC Sanctioned Person (as defined in the Purchase Agreement) and do not violate the USA Patriot Act of 2001, as amended through the date of this Agreement, to the extent applicable to the Company and such persons and any other applicable U.S. and U.K. anti-money laundering laws and regulations.

5.12 JPMC Put Right. JPMC shall have the right (the “JPMC Put Right”), but not the obligation, to require the Company to repurchase all (or any portion of) the shares of capital stock of the Company held by JPMC and its Affiliates for a total purchase price of $1.00 for all the shares of capital stock held by JPMC (or in the event that JPMC exercises the JPMC Put Right for only a portion of the shares held by JPMC, for a total purchase price in respect of such portion of shares equal to a fraction of $1.00 based on the percentage such portion represents of the total number of shares held by JPMC and its Affiliates prior to JPMC’s exercise of the JPMC Put Right; provided, that in all events the total purchase price payable by the Company under this Section 5.12 as a result of JPMC’s exercise of the JPMC Put Right (whether exercised on a one time basis or multiple times) shall not exceed $1.00).

5.13 Amex Put Right. Amex shall have the right (the “Amex Put Right”), but not the obligation, to require the Company to repurchase all (or any portion of) the shares of capital stock of the Company held by Amex and its Affiliates for a total purchase price of $1.00 for all the shares of capital stock held by Amex (or in the event that Amex exercises the Amex Put Right for only a portion of the shares held by Amex, for a total purchase price in respect of such portion of shares equal to a fraction of $1.00 based on the percentage such portion represents of the total number of shares held by Amex and its Affiliates prior to Amex’s exercise of the Amex Put Right; provided, that in all events the total purchase price payable by the Company under this Section 5.12 as a result of Amex’s exercise of the Amex Put Right (whether exercised on a one time basis or multiple times) shall not exceed $1.00).

5.14 BHCA Voting Limitations and Protections. The Company shall cooperate in good faith with each BHCA Shareholder in order to avoid such BHCA Shareholder being deemed to be in control of the Company or any successor to the Company (or being required to divest all or any portion of the shares of capital stock of the Company held by such BHCA Shareholder). For purposes of this Agreement, “BHCA Shareholder” means any holder of capital stock of the Company that has provided written notice to the Company of its election to be treated as a BHCA Shareholder for purposes of Section 3.11 of the Certificate of Incorporation.

5.15 Termination of Covenants. The covenants set forth in this Section 5, except for Subsections 5.5 and 5.6, shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO or (ii) upon a Deemed Liquidation Event, as such term is defined in the Company’s Certificate of Incorporation, whichever event occurs first.

6. Miscellaneous.

6.1 Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that (i) is an Affiliate of such Holder; (ii) is such Holder’s Immediate Family Member or trust for the benefit of such individual Holder or one or more of such Holder’s Immediate Family Members; (iii) after such transfer, holds at least 1,178,342 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations, and other recapitalizations); or (iv) with respect to any BHCA Shareholder (as defined in the Certificate of Incorporation), is any other transferee (regardless of whether it holds at least 1,178,342 shares of Registrable Securities) that acquires Registrable Securities from such BHCA Shareholder solely as a result of a transfer which such BHCA Shareholder believes, in good faith, based on the advice of counsel, is necessary or appropriate to bring such BHCA Shareholder into compliance (or into anticipated compliance) with applicable law or regulation, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, as it may be amended from time to time, and the regulations promulgated thereunder, and is reasonably acceptable to the Company; provided, however, that (w) notwithstanding the foregoing, rights granted to Major Investors (in their capacities as such) under this Agreement may be assigned only by a Major Investor to a transferee of Registrable Securities that is an Affiliate of such Major Investor or is such Major Investor’s Immediate Family Member or trust for the benefit of such individual Major Investor or one or more of such Major Investor’s Immediate Family Members; (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Subsection 2.11; and (z) the Board of Directors has not reasonably determined that such transferee is a Competitor. For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee (1) that is an Affiliate or stockholder of a Holder; (2) who is a Holder’s Immediate Family Member; or (3) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member shall be aggregated together and with those of the transferring Holder; provided further that all transferees who would not qualify individually for assignment of rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

6.2 Governing Law. This Agreement shall be governed by the internal law of the State of Delaware.

6.3 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.4 Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

6.5 Notices.

(a) All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail or facsimile during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on Schedule A hereto, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Subsection 6.5. If notice is given to the Company, a copy shall also be sent to Gregg L. Katz, Esq. at Goodwin Procter LLP, 100 Northern Avenue, Boston, MA 02210 and if notice is given to Bessemer Venture Partners or the Bessemer Associates, a copy shall also be given to Pat Mitchell, Esq. at Cooley LLP, 500 Boylston Street, Boston, MA 02116.

(b) Consent to Electronic Notice. Each Investor and Key Holder consents to the delivery of any stockholder notice pursuant to the Delaware General Corporation Law (the “DGCL”), as amended or superseded from time to time, by electronic transmission pursuant to Section 232 of the DGCL (or any successor thereto) at the electronic mail address or the facsimile number set forth below such Investor’s or Key Holder’s name on the Schedules hereto, as updated from time to time by notice to the Company, or as on the books of the Company. Each Investor and Key Holder agrees to promptly notify the Company of any change in such stockholder’s electronic mail address, and that failure to do so shall not affect the foregoing.

6.6 Amendments and Waivers. Any term of this Agreement (other than Section 4 and Subsections 1.21, 3.1, 3.2, 3.3, 3.4, 5.1, 5.5, 5.6, 5.8, 5.11, 5.12, 5.13, 5.14, and 5.15) may be amended or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of (a) the Company and (b) the holders of a majority of the Registrable Securities then outstanding; provided that the Company may in its sole discretion waive compliance with Subsection 2.12(c) (and the Company’s failure to object promptly in writing after notification of a proposed assignment allegedly in violation of Subsection 2.12(c) shall be deemed to be a waiver); and provided further that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. Notwithstanding the foregoing, this Agreement may not be amended or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, termination, or waiver applies to all Investors in the same fashion. The terms of Section 4 and Subsections 1.21, 3.1, 3.2 and 3.4 may be amended or terminated and the observance of any term of such sections may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Major Investors holding a majority of the Registrable Securities held by all Major Investors; provided, however, that a waiver of the provisions of Section 4 with respect to a particular transaction shall be deemed to apply (x) subject to clause (y) below, to all Major Investors only if all Major Investors have been provided the opportunity to participate in such transaction to the extent provided in Section 4 and on similar terms as any Major Investors participating in such transaction and (y) in any case, only to those Major Investors who have not affirmatively exercised their rights (by delivering a notice of exercise) pursuant to such section. Furthermore, (i) the terms of Subsections 3.3(d), 3.3(e), and 3.3(f), respectively, may be amended or terminated and the observance of any term of such sections may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of GIM, LEC and the T. Rowe Price Investors, respectively, (ii) the terms of Subsections 5.1, 5.5, 5.14, 5.8 and 5.15 (solely with respect to the termination of Subsections 5.5, 5.6 and 5.8) may be amended or terminated and the observance of any term of such sections may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of Bessemer Venture Partners, GIM, LEC, TCV and the T. Rowe Price Investors, (iii) the terms of Subsections 5.11 and 5.15 (solely with respect to the termination of Subsection 5.11) may be amended or terminated and the observance of any term of such sections may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of GIM, (iv) the terms of Subsection 5.12 may be amended or terminated and the observance of any term of such section may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of JPMC and (v) Subsections 5.13 and 5.14 and any specific reference in this Agreement to Amex may be amended or terminated and the observance of any term of such section may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of Amex if Amex holds any shares of Series F Preferred Stock. Notwithstanding the foregoing, Schedule A hereto may be amended by the Company from time to time to add transferees of any Registrable Securities in compliance with the terms of this Agreement without the consent of the other parties. The Company shall give prompt notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination, or waiver. Any amendment, termination, or waiver effected in accordance with this Subsection 6.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

6.7 Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

6.8 Aggregation of Stock. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

6.9 Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of the Company’s Series F Preferred Stock after the date hereof, any purchaser of such shares of Series F Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder. No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder.

6.10 Entire Agreement. This Agreement (including any Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled. Upon the effectiveness of this Agreement, the Prior Agreement shall be deemed amended and restated and superseded and replaced in its entirety by this Agreement, and shall be of no further force or effect.

6.11 Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

Each party will bear its own costs in respect of any disputes arising under this Agreement. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the District of Delaware or any court of the State of Delaware having subject matter jurisdiction.

6.12 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.13 Acknowledgment. The Company acknowledges that the Investors are in the business of venture capital investing and therefore review the business plans and related proprietary information of many enterprises, including enterprises which may have products or services which compete directly or indirectly with those of the Company. Nothing in this Agreement shall preclude or in any way restrict the Investors from investing or participating in any particular enterprise whether or not such enterprise has products or services which compete with those of the Company.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TOAST, INC.

By:	/s/ Chris Comparato
Name:	Chris Comparato
Title:	Chief Executive Officer

SIGNATURE PAGE TO FIFTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC.

By:	/s/ Douglas C. Turnbull

Name:	Douglas C. Turnbull

Title:	Corporate Secretary

SIGNATURE PAGE TO FIFTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

BESSEMER VENTURE PARTNERS IX, L.P.
BESSEMER VENTURE PARTNERS IX INSTITUTIONAL L.P.

By: Deer IX & Co. L.P., their General Partner
By: Deer IX & Co. Ltd., its General Partner

By:	/s/ Scott Ring

Name:	Scott Ring

Title:	General Counsel

BESSEMER VENTURE PARTNERS CENTURY FUND L.P.
BESSEMER VENTURE PARTNERS CENTURY FUND INSTITUTIONAL L.P.

By: Deer IX & Co. L.P., their General Partner
By: Deer IX & Co. Ltd., its General Partner

By:	/s/ Scott Ring

Name:	Scott Ring

Title:	General Counsel

SIGNATURE PAGE TO FIFTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

KEY HOLDERS:

/s/ Stephen Fredette
Name: Stephen Fredette

/s/ Aman Narang
Name: Aman Narang

/s/ Jonathan Grimm
Name: Jonathan Grimm

/s/ Chris Comparato
Name: Chris Comparato

/s/ Tim Barash
Name: Tim Barash

/s/ Steven Papa
Name: Steven Papa

SIGNATURE PAGE TO FIFTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

KEY HOLDERS:

COMPARATO FAMILY HOLDING TRUST dated July 27, 2018

By:	/s/ Christopher P. Comparato
Name:	Christopher P. Comparato
Title:	Trustee

SIGNATURE PAGE TO FIFTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

TCV X, L.P. a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management X, L.P. a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management X, Ltd. a Cayman Islands exempted company

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Attorney-in-fact

SIGNATURE PAGE TO FIFTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

TCV X (A), L.P. a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management X, L.P. a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management X, Ltd. a Cayman Islands exempted company

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Attorney-in-fact

SIGNATURE PAGE TO FIFTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

TCV X (B), L.P. a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management X, L.P. a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management X, Ltd. a Cayman Islands exempted company

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Attorney-in-fact

SIGNATURE PAGE TO FIFTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

TCV X Member Fund, L.P. a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management X, Ltd. a Cayman Islands exempted company

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Attorney-in-fact

SIGNATURE PAGE TO FIFTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

TCV X (A) Blocker, L.P. a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management X, L.P. a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management X, Ltd. a Cayman Islands exempted company

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Attorney-in-fact

SIGNATURE PAGE TO FIFTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

TPG Tech Adjacencies Tasteful, L.P.

By: TPG Tech Adjacencies SPV GP, LLC
Its General Partner

By:	/s/ Adam Fliss
Name: Adam Fliss
Title: Vice President

SIGNATURE PAGE TO FIFTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

TIGER GLOBAL PIP 10 LLC

By:	/s/ Steven D. Boyd
Name: Steven D. Boyd
Title: General Counsel

TIGER GLOBAL PRIVATE INVESTMENT PARTNERS X, L.P.

By:	/s/ Steven D. Boyd
Name: Steven D. Boyd
Title: General Counsel

SIGNATURE PAGE TO FIFTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

G SQUARED IV, LP

By:	G Squared Equity GP IV, LLC
Its:	General Partner

By:	/s/ Larry Aschebrook

Name:	Larry Aschebrook
Title:	Authorized Representative

G SQUARED OPPORTUNITIES FUND IV LLC

By:	G Squared Equity Management LP
Its:	Manager

By:	/s/ Larry Aschebrook

Name:	Larry Aschebrook
Title:	Authorized Representative

SIGNATURE PAGE TO FIFTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

LEC HTC 1, LLC

By:	/s/ Brian Neider
Name: Brian Neider
Title: Authorized Person

LEC HTC 2, LLC

By:	/s/ Brian Neider
Name: Brian Neider
Title: Authorized Person

SIGNATURE PAGE TO FIFTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

SCHEDULE A

Investors

Bessemer Venture Partners Century Fund Institutional L.P. Bessemer Venture Partners Century Fund L.P.

Mousserena, L.P.

HarbourVest Partners XI Venture Fund L.P. HarbourVest Partners XI Venture AIF L.P. SMRS-TOPE LLC

Horsley Bridge XIII Venture, L.P.

Pathway Private Equity Fund XXIII, LP Pathway Private Equity Fund Investors 10, LP Pathway Private Equity Fund XXIX, LP Pathway Private Equity Fund XX-A, LP Pathway Private Equity Fund XVII-B, LP

TPG Tech Adjacencies Tasteful, LP

Greenoaks Capital Opportunities Fund LP Greenoaks Capital MS LP – Kubrick Series

G Squared Opportunities Fund IV LLC G Squared IV LP

Durable Capital Master Fund LP

JPMC Strategic Investments I Corporation

Alta Park Fund, LP

TCV X, L.P. TCV X (A), L.P. TCV X (A) Blocker, L.P. TCV X (B), L.P. TCV X Member Fund, L.P.

Tiger Global PIP 10 LLC

LEC HTC 1, LLC

LEC HTC 2, LLC

Light Street Beacon I, L.P.

Tim Stone

T. ROWE PRICE MODERATE ALLOCATION PORTFOLIO (formerly known as T. Rowe Price Personal Strategy Balanced Portfolio)*

T. ROWE PRICE COMMUNICATIONS & TECHNOLOGY FUND, INC.*

T. ROWE PRICE GLOBAL CONSUMER FUND*

T. ROWE PRICE INSTITUTIONAL SMALL-CAP STOCK FUND*

T. ROWE PRICE NEW HORIZONS FUND, INC.*

T. ROWE PRICE NEW HORIZONS TRUST*

T. ROWE PRICE SPECTRUM CONSERVATIVE ALLOCATION FUND (formerly known as T. Rowe Price Personal Strategy Income Fund)*

T. ROWE PRICE SPECTRUM MODERATE ALLOCATION FUND (formerly known as T. Rowe Price Personal Strategy Balanced Fund)*

T. ROWE PRICE SPECTRUM MODERATE GROWTH ALLOCATION FUND (formerly known as T. Rowe Price Personal Strategy Growth Fund)*

T. ROWE PRICE SMALL-CAP STOCK FUND, INC.*

T. ROWE PRICE SMALL-CAP VALUE FUND, INC.*

T. ROWE PRICE U.S. EQUITIES TRUST*

T. ROWE PRICE U.S. SMALL-CAP CORE EQUITY TRUST*

T. ROWE PRICE U.S. SMALL-CAP VALUE EQUITY TRUST*

COSTCO 401(K) RETIREMENT PLAN*

JEFFREY LLC*

MASSMUTUAL SELECT FUNDS—MASSMUTUAL SELECT T. ROWE PRICE SMALL AND MID CAP BLEND FUND*

MINNESOTA LIFE INSURANCE COMPANY*

TD MUTUAL FUNDS—TD U.S. SMALL-CAP EQUITY FUND*

TD MUTUAL FUNDS—TD GLOBAL ENTERTAINMENT & COMMUNICATIONS FUND*

THE BUNTING FAMILY III, LLC*

THE BUNTING FAMILY VI SOCIALLY RESPONSIBLE LLC*

U.S. SMALL-CAP STOCK TRUST*

VALIC COMPANY I—SMALL CAP FUND*

H. DEAN VANDEKAMP REV TRUST U/A/D 12/21/99

THE DAVID PEACOCK REVOCABLE TRUST U/T/A DATED 5/3/2001, AS AMENDED

GENERATION IM CLIMATE SOLUTIONS FUND II, L.P.

Jeff Epstein

GV 2017, L.P. GV 2014, L.P.

BESSEMER VENTURE PARTNERS IX L.P.

BESSEMER VENTURE PARTNERS IX INSTITUTIONAL L.P.

F-PRIME CAPITAL PARTNERS TECH FUND LP

Arun Agarwal

Rajeev Madhavan

Dahong Qian

Steven B. Samuels

Peter Sougarides

Joel Sklar

Raging Capital Master Fund, Ltd. Raging Capital Opportunity Fund VI, LLC

Aloysius Trading Limited

Mustafa Kiral

Uhuru Capital LLC

Michael Porter

Tom Reilly

Optionality Fund, L.P.

Chris Reisig

William Sahlman

Chadwick Investors LLC

Madhavan Living Trust, October 1998

Ted Okazaki

MJR Family Limited Partnership

Matt Eichner

Annette Tran

Keith Johnson

Edward B. Roberts Trust – 2003

Scott Carmel

Peter Bell

Kyle T Spellman

Kent R Spellman Revocable Trust

John Kelleher

Pacini Ventures LLC

Ross Kudwitt

Jim Bildner

JAZFund, LLC

Colin Mahony

Brendan Callahan

Shelley Elizabeth McEachern Simmons Trust

Geraldine Alias

Amar Chokhawala

Dries Buytaert

Pawan Deshpande

Steve Papa

Venture Lending & Leasing VII, LLC

Venture Lending & Leasing VIII, LLC

American Express Travel Related Services Company, Inc.

*	T. Rowe Price Investor

SCHEDULE B

Key Holders

Name and Address

Stephen Fredette

Aman Narang

Jonathan Grimm

Chris Comparato

Tim Barash

Timothy Fredette

Steven Papa